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                                                              EXHIBIT (a)(5)(ii)

                           OFFER TO PURCHASE FOR CASH
                                       BY

                         CREDIT ACCEPTANCE CORPORATION
                                       OF
                   UP TO 5,000,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $25.00
                         NOR LESS THAN $21.00 PER SHARE

 THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
         TIME, ON MARCH 13, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

                                                               February 10, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Credit Acceptance Corporation, a Michigan corporation ("CA"), has appointed us to act as the Information Agent in connection with its offer to purchase for cash up to 5,000,000 shares of its common stock, par value $0.01 per share, at a price, net to the seller in cash, without interest, not greater than $25.00 nor less than $21.00 per share, specified by its shareholders, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated February 10, 2006, and in the related Letter of Transmittal (which together constitute the "Offer").

     CA will, upon the terms and subject to the conditions of the Offer, determine a single per share price, not greater than $25.00 nor less than $21.00 per share, that it will pay for shares properly tendered and not properly withdrawn under the Offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. CA will select the lowest purchase price that will allow it to purchase 5,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn at a price not greater than $25.00 nor less than $21.00 per share, under the Offer. All shares properly tendered before the "expiration date" (as defined in Section 1 of the Offer to Purchase) at prices at or below the purchase price and not properly withdrawn will be purchased by CA at the purchase price selected by CA, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer, including the odd lot, proration and conditional tender provisions thereof. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders will be returned at CA's expense to the shareholders who tendered such shares promptly after the expiration date. CA reserves the right, in its sole discretion, to purchase more than 5,000,000 shares under the Offer, subject to applicable law. See Section 1 of the Offer to Purchase.

     If the number of shares properly tendered is less than or equal to 5,000,000 shares (or such greater number of shares as CA may elect to purchase pursuant to the tender offer in accordance with applicable law), CA will, on the terms and subject to the conditions of the Offer, purchase at the purchase price selected by CA all shares so tendered.

     Upon the terms and subject to the conditions of the Offer, if greater than 5,000,000 shares (or such greater number of shares as CA may elect to purchase, subject to applicable law) have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, CA will purchase properly tendered shares on the following basis: First, CA will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (shareholders who own beneficially or of record an aggregate of fewer than 100 shares) who (a) tenders all shares owned beneficially or of record by that odd lot holder at a price at or below the purchase price
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(tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference), and (b) completes the section entitled "Odd Lots" in the related Letter of Transmittal and, if applicable, in the notice of guaranteed delivery. Second, after the purchase of all of the shares tendered by odd lot holders, CA will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, on a pro rata basis. Third, only if necessary to permit CA to purchase 5,000,000 shares (or such greater number of shares as CA may elect to purchase), CA will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. The Offer to Purchase, dated February 10, 2006;

          2. The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

          3. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          4. A Notice of Guaranteed Delivery to be used to accept the Offer if the share certificates and all other required documents cannot be delivered to the Depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date; and

          5. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 13, 2006, UNLESS THE OFFER IS EXTENDED.

     CA will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or any person (other than fees to the Information Agent and Depositary as described in Section 15 of the Offer to Purchase) for soliciting tenders of shares under the tender offer. CA will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of CA, the Information Agent, or the Depositary for purposes of the Offer. CA will pay or cause to be paid all stock transfer taxes, if any, applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase or Instruction 8 in the Letter of Transmittal.

     For shares to be tendered properly under the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an "agent's message" (as defined in the Offer to Purchase), or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described in the Offer to Purchase) of the book-entry transfer facility (as defined in the Offer to Purchase), and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the Depositary at its address set forth on the back cover page of the Offer to Purchase, or (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.
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     Holders of shares whose certificate(s) for such shares are not immediately available, holders who cannot deliver such certificates) and all other required documents to the Depositary or holders who cannot complete the procedures for book-entry transfer before the expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     Neither CA or its board of directors or the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Shareholders must make their own decision as to whether to tender shares and, if so, how may shares to tender and at which prices.

     Any inquiries you may have with respect to the tender offer should be addressed to us, at the addresses and telephone number set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from by calling us toll free at (888) 219-8475.

Very truly yours,

GEORGESON SHAREHOLDER COMMUNICATIONS, INC.

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CA, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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